Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Chinese Name	Place of Incorporation
LeiShen Energy Group Holding Co., Limited	雷神能源集团控股有限公司	Hong Kong
LeiShen Energy Group Co., Limited	雷神能源集团有限公司	Hong Kong
ZJY Technologies Co., Ltd.	中计研技术有限公司	PRC
China Oil Blue Ocean Petroleum Technology Inc.	华油蓝海油气技术开发有限公司	PRC
Leishen Energy Technology (Nanjing) Co., Ltd.	雷神能源技术（南京）有限公司	PRC
Leishen Green Energy Technology Development (Beijing) Co., Ltd.	雷神绿色能源技术开发（北京）有限公司	PRC
Leishen Energy Technology (Shandong) Co., Ltd.	雷神能源技术（山东）有限公司	PRC
Leishen Energy Services Co., Ltd.	雷神能源服务有限公司	PRC
Sichuan Huayou Huitong New Material Co., Ltd.	四川华油汇通新材料有限公司	PRC
Sichuan Leishen Green Energy Co., Ltd.	四川雷神绿色能源有限公司	PRC
Sichuan Leishen Hongzhuo Energy Development Co., Ltd.	四川雷神弘卓能源开发有限公司	PRC
Xinjiang Breslin Oil and Gas Service Co., Ltd.	新疆布雷斯林石油天然气服务有限公司	PRC